Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CABLE HOLDCO, INC.

UNDER SECTION 102 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

I, Linda Kalayjian, being a natural person over the age of 18 years with a mailing address of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, for the purpose of forming a corporation pursuant to Section 102 of the General Corporation Law of the State of Delaware, do hereby certify as follows:

ARTICLE FIRST

The name of the corporation (hereinafter called the “Corporation”) is “Cable Holdco, Inc.”

ARTICLE SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOURTH

The total number of shares of stock that the Corporation shall have authority to issue is 100,000,000 shares of Common Stock having the par value of $.01 per share.

ARTICLE FIFTH

The name and mailing address of the incorporator is Linda Kalayjian, 825 Eighth Avenue, New York, New York 10019.

ARTICLE SIXTH

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE SEVENTH

Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE EIGHTH

To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this ARTICLE EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

IN WITNESS WHEREOF, I, Linda Kalayjian, the sole incorporator of Cable Holdco, Inc., have executed this Certificate of Incorporation this 13th day of November 2007, and DO HEREBY ACKNOWLEDGE under the penalties of perjury that this instrument is my act and deed and that the facts stated herein are true.

/s/ Linda Kalayjian
Linda Kalayjian
Sole Incorporator

Mailing Address:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

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